Exhibit 99.1

AeroGrow Reports Results for the First Quarter Ended June 30, 2014

-First Quarter Revenue Up 50%; Retail Channel Up 273%; Direct-to-Consumer Revenue Up 32%

BOULDER, CO--(Marketwired – August 11 2014) - AeroGrow International, Inc.(OTCQB: AERO) ("AeroGrow" or the "Company"), which sells the Miracle-Gro AeroGarden® line of high-output, soil-free indoor gardens, seed pod kits and hydroponic nutrients, announced results for the first quarter ended June 30, 2014.

"We are very pleased with our results for the 1st quarter with net revenue up 50% to $1.7M,” said President and CEO, J. Michael Wolfe.  “Retail channel revenues increased 273%, to $630,000 in the quarter, reflecting significant increases at Amazon.com and new sales at Sam’s Clubs and The Home Depot.

“Our Direct-to-Consumer channel increased 32%, representing the third consecutive quarter of accelerating sales growth in this important channel.  A critical metric we watch is sales of our high margin seed kit and accessory items, which increased 77% year over year and reflects the growth in our installed base of AeroGardens.  Sales of AeroGardens were up 37% year over year.   Our bottom line results, which reflected both our seasonally lowest sales quarter of the year and our investment in future growth, were largely consistent with our internal projections.

"I'm extremely pleased with the progress our team has made in preparation for this fall selling season as we strategically increase our presence or engage in tests with many of the world’s leading retailers, including Amazon, BJ's, Costco, The Home Depot, Meijer, Sam's Club, True Value, Walmart and others.  Container loads of AeroGardens from our revised network of supply chain partners are currently being manufactured, marking the completion of the goal we set to lower costs, improve quality and tighten our supply chain.

“Having effectively completed our efforts to sell in at targeted retailers, develop several new products and complete our supply chain migration during the past quarter, our focus now is on executing the marketing, media and public relations efforts to drive effective sell through.  As these efforts come together in our peak selling season beginning this November, I’m optimistic we’ll drive continued substantial top line growth, with an emphasis on improved bottom line performance.”

FIRST QUARTER FINANCIAL RESULTS

For the three months ended June 30, 2014 the Company recorded total revenue of $1.7 million, an increase of 49.9% from $1.1 million in the same period in the prior year. The increase was primarily due to the significant improvement in Retail channel net revenue which increased 272.8% to $630,000 from $169,000 in the prior year.  Direct-to-consumer channel net revenue at www.AeroGrow.com in the quarter also increased to $1.0 million, an increase of 32.4% year-over-year.

Gross margin for the first quarter was 32.0% compared to 35.8% in the first quarter in Fiscal 2014 reflecting the shift to lower margin retail sales. Margins in this channel were also negatively affected by a large retail order placed through a legacy manufacturer that pre-dated the Company’s supply chain overhaul.

During the first quarter, operating expenses were $1.2 million, an increase of 31.9% from $0.9 million during the same period last year primarily due to increased media and related expenses to support our sales increases and support retail partners in preparation for future sales growth.

EBITDA in the first quarter resulted in a loss of $453,000 compared to a loss of $379,000 in the first quarter of Fiscal 2014.  The loss was consistent with our internal projections.

Loss from operations in the first quarter was $636,000, compared to a loss of $489,000 in the first quarter of Fiscal 2014.

Net loss for the first quarter was $857,000, compared to a net loss of $7,000 in the same period last year. This net loss reflected the increased operating expenses as we anticipate future growth and decreased margins due to the increased sales into the retail channel which as offset by the increased revenue. Other income in the prior year included $489,000 of income attributable to the repayment and settlement of the MainPower Note.

STRATEGIC PARTNERSHIP

On July 16, 2014 the Company announced the close on a $4.5 million term loan with the Scotts Miracle-Gro Company. The proceeds will be made in three advances of $1.0 million, $1.5 million, and $2.0 million in July, August, and September, respectively with a due date of February 15, 2015.  The interest on this loan will be paid in stock, which we expect to be minimally dilutive due to the short term nature of the instrument.

On April 23, 2013 the Company announced that Scotts Miracle-Gro made a $4.0 million equity investment in the Company and acquired $0.5 million of the Company's intellectual property, resulting in a 30% beneficial ownership interest in AeroGrow. In the process, AeroGrow took steps to entirely eliminate its long term debt, restructured the balance sheet to facilitate potential future transactions, and gained a valuable partnership for growth. The agreement affords AeroGrow the use of the globally recognized and highly trusted Miracle-Gro brand name while also providing AeroGrow a broad base of support in marketing, distribution, supply chain logistics, R&D, and sourcing.

AEROGROW INTERNATIONAL, INC.
CONDENSED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months ended June 30,
(in thousands, except per share data)	2014	2013
Net revenue	$1,683	$1,123
Cost of revenue	1,144	721
Gross profit	539	402

Operating expenses
Research and development	82	61
Sales and marketing	542	423
General and administrative	551	407
Total operating expenses	1,175	891

(Loss) from operations	(636)	(489)

Other expense (income), net
Fair value changes in derivative warrant liability	223	-
Interest expense	-	31
Interest expense – related party	-	4
Other income	(2)	(517)
Total other expense (income), net	221	(482)

Net (loss)	$(857)	$(7)
Less: Deemed dividend on convertible preferred stock	-	(268)
Less: Preferred stock dividend	(240)	(60)
Net loss attributable to common stockholders	$(1,097)	$(335)

Net loss per share, basic and diluted	$(0.18)	$(0.06)

Weighted average number of common shares outstanding, basic and diluted	6,130	5,905

AEROGROW INTERNATIONAL, INC.
CONDENSED BALANCE SHEETS

	June 30, 2014	March 31, 2014
(in thousands, except share and per share data) ASSETS	(Unaudited)	(Derived from Audited Statements)
Current assets
Cash	$1,116	$1,707
Restricted cash	15	15
Accounts receivable, net of allowance for doubtful accounts of $4 and $5 at June 30, 2014 and March 31, 2014, respectively	462	573
Other receivables	127	187
Inventory	1,318	1,311
Prepaid expenses and other	457	306
Total current assets	3,495	4,099
Property and equipment, net of accumulated depreciation of $3,068 and $3,024 at June 30, 2014 and March 31, 2014, respectively	283	298
Other assets
Intangible assets, net of $0 of accumulated amortization at June 30, 2014 and March 31, 2014, respectively	2	2
Deposits	145	145
Total other assets	147	147
Total assets	$3,925	$4,544

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$568	$553
Accrued expenses	248	306
Deferred rent	2	3
Derivative warrant liability	2,753	2,530
Debt associated with sale of intellectual property	245	258
Total current liabilities	3,816	3,650
Commitments and contingencies
Stockholders' equity
Preferred stock, $.001 par value, 20,000,000 shares authorized, 2,649,007 shares issued and outstanding at June 30, 2014 and March 31, 2014, respectively	3	3
Common stock, $.001 par value, 750,000,000 shares authorized, 6,130,026 and 6,129,326 shares issued and outstanding at June 30, 2014 and March 31, 2014, respectively	6	6
Additional paid-in capital	79,635	79,563
Stock dividend to be distributed	1,696	1,456
Accumulated deficit	(81,231)	(80,134)
Total stockholders' equity	109	894
Total liabilities and stockholders' equity	$3,925	$4,544

AEROGROW INTERNATIONAL, INC.
EBITDA CALCULATION

	Three Months Ended June 30, (in thousands)
	2014	2013
Loss from operations	$(636)	$(489)
Add back non-cash items:
Depreciation	44	37
Amortization	-	1
Stock based compensation	53	44
Common stock warrant expense	18	-
Scott’s Miracle-Gro intellectual property royalty and branding license	68	28
Total non-cash items	183	110
Adjusted EBITDA	$(453)	$(379)

Adjusted EBITDA is a non-GAAP measure. The U.S. GAAP measure most directly comparable to Adjusted EBITDA is net earnings. The non-U.S. GAAP financial measure of Adjusted EBITDA should not be considered as an alternative to net earnings. Adjusted EBITDA is not a presentation made in accordance with U.S. GAAP and has important limitations as an analytical tool. Adjusted EBITDA should not be considered in isolation or as a substitute for analysis of our results as reported under U.S. GAAP. Because Adjusted EBITDA excludes some, but not all, items that affect net earnings and is defined differently by different companies, our definition of Adjusted EBITDA may not be comparable to similarly titled measures of other companies.

CONFERENCE CALL

The conference call is scheduled for 5:00pm EST. To participate in the call, please dial
U.S. (Toll Free): 1 (877) 407-4018
Toll/International: 1 (201) 689-8471

A telephonic replay of the call will be available within 2 hours of completion and will be available for the next 24 hours. You will be able to access the audio file for 90 days following the completion of the call through the AeroGrow website at www.aerogrow.com/investors until November 9, 2014. To access the replay by phone, please dial:

U.S. and Canada: 1 (877) 870-5176
Toll/International: 1 (858) 384-5517
Conference Number: 13587809

About AeroGrow International, Inc.
Headquartered in Boulder, Colorado, AeroGrow International, Inc. is the leader in the rapidly growing indoor gardening market. With a commitment to "Grow Anything...Anytime...Guaranteed," AeroGardens allow anyone to grow farmer's market fresh herbs, salad greens, tomatoes, chili peppers, flowers and more, indoors, year-round, so simply and easily that no green thumb is required. For more information, visit www.aerogrow.com.

Forward-Looking Statements
"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements by Mike Wolfe and/or the Company, statements regarding growth of the AeroGarden product line, ability to raise capital, optimism related to the business, expanding sales, market acceptance of developments and enhancements to our product line, improved margins and profitability, and other statements in this press release are forward-looking statements within the meaning of the Securities Litigation Reform Act of 1995. Such statements are based on current expectations, estimates and projections about the Company's business. Words such as expects, anticipates, intends, plans, believes, sees, estimates and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks and uncertainties that are difficult to predict. Actual results could vary materially from the description contained herein due to many factors including continued market acceptance of the Company's products or the need to raise additional capital. In addition, actual results could vary materially based on changes or slower growth in the indoor garden market; the potential inability to realize expected benefits and synergies; domestic and international business and economic conditions; changes in customer demand or ordering patterns; changes in the competitive environment including pricing pressures or technological changes; technological advances; shortages of manufacturing capacity; future production variables impacting excess inventory and other risk factors listed from time to time in the Company's Securities and Exchange Commission (SEC) filings, including in "Item 1A Risk Factors" of the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 2013. The forward-looking statements contained in this press release speak only as of the date on which they are made, and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this press release.

Contact:

Investor Relations:
Genesis Select Corp.
Budd Zuckerman
bzuckerman@genesisselect.com
303-415-0200